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                                   Exhibit 4.2

    Composite Ace Cash Express, Inc. Non-Employee Directors Stock Option Plan
                      (as amended through August 17, 1998)



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                                    COMPOSITE
                             ACE CASH EXPRESS, INC.
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                      (AS AMENDED THROUGH AUGUST 17, 1998)

        On March 27, 1995 (the "Effective Date"), the Board of Directors of Ace Cash Express, Inc. (the "Company") adopted the following Non-Employee Directors Stock Option Plan:

     1. PURPOSE. The purpose of the Plan is to provide non-employee directors of the Company with a proprietary interest in the Company through the granting of options which will

            (a) increase the interest of the non-employee directors in the Company's welfare;

            (b) furnish an incentive to the non-employee directors to continue their services for the Company; and

            (c) provide a means through which the Company may attract able persons to serve on the Board.

     2. ADMINISTRATION. The Plan will be administered by the Committee.

     3. PARTICIPANTS. All non-employee directors of the Company are to be granted options under the Plan, and upon such grant will become participants in the Plan.

     4. SHARES SUBJECT TO PLAN. Options may not be granted under the Plan for more than 260,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

     5. ALLOTMENT OF SHARES. Grants of options under the Plan shall be as described in this Section 5.

            (a) On the Effective Date, Howard W. Davis shall be granted an option, effective as of that date, to purchase 5,000 shares of Common Stock of the Company.

            (b) On December 1, 1995, each then serving non-employee director of the Company shall be granted an option, effective as of that date, to purchase 3,000 shares of Common Stock of the Company. On December 1, 1996, each then serving non-employee director of the Company shall be granted an option, effective as of that date, to purchase 4,500 shares of Common Stock of the Company. On December 1, 1997, each then serving non-employee director of the Company shall be granted an option, effective as of that date, to purchase 6,750 shares of Common Stock of the Company. On December 1 (the "Annual Grant Date") of each year thereafter, commencing December 1, 1998, each then serving non-employee director of the Company shall be granted an option, effective as of that Annual Grant Date, to purchase 5,000 shares of Common Stock of the Company.

            (c) Each non-employee who is elected to the Board who has not previously served as a director of the Company shall be granted an option, effective as of the date of his election to the Board (the "Initial Grant Date"), to purchase 5,000 shares of Common Stock of the Company until November 30, 1996, 7,500 shares of Common Stock of the Company until November 30, 1997, and 11,250 shares of Common Stock on and after December 1, 1997.



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            (d)  Any  non-employee  director may elect by written  notice to the
                 Company not to receive one or more option grants hereunder, by electing on the Initial Grant Date or at least six months in advance of the Annual Grant Date, whichever is applicable, of the option.

            (e) The Plan shall be submitted to the Company's shareholders for approval. The Committee may grant options under the Plan prior to the time of shareholder approval, which options will be effective when granted, but if for any reason the shareholders of the Company do not approve the Plan prior to one year after the date of adoption of the Plan by the Board, all options granted under the Plan will be terminated and of no effect; no option may be exercised in whole or in part prior to such shareholder approval.

     6. GRANT OF OPTIONS. All options under the Plan shall be automatically granted as provided in Section 5. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute stock option agreements upon instructions from the Committee.

     7. OPTION PRICE. The option price shall be equal to the closing price of Common Stock of the Company on (a) for the grant under Section 5(a), the Effective Date and (b) for all subsequent grants, the Annual Grant Date or the Initial Grant Date, whichever is applicable, on which such grants are made.

     8. OPTION PERIOD. The Option Period will begin on the effective date of the option grant and will terminate on the fifth anniversary of that date.

     9. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of his death or disability, by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (ii) the participant or his personal representative in the event of the participant's disability, provided the option is exercised prior to the date of its expiration or not more than 180 days after the date of the participant's death or disability, whichever first occurs. The date of disability of a participant shall be determined by the Committee.

     10. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a shareholder until shares are issued to him.

     11. VESTING.

            (a) The option described in Section 5(a) will be fully vested on the Effective Date. Each option described in Section 5(c) will be fully vested on the Initial Grant Date of that option. Each other option will become exercisable to the extent of one-third of the total optioned shares on each successive anniversary of the Annual Grant Date for such option.

            (b) No fractional share will be issued; if an installment would cover a fractional share, such installment will be rounded to the next higher whole share (except in the case of the final installment, which will be for the balance of the total optioned shares).

            (c) In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

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     12. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common
  Stock covered by each outstanding option granted under the Plan and the option price thereof, and the number of shares to be granted pursuant to Section 5(b) and the option price thereof, may be adjusted to reflect, as deemed
  appropriate  by  the  Committee,   any  stock  dividend,  stock  split,  share
  combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like of or by the Company.

     13. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. Except as otherwise provided in the Plan, during a participant's lifetime, options granted to a participant may be exercised only by the participant.

     14. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

     15. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan, must be approved by the share-holders of the Company. In addition, the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     16. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any non-employee director any rights other than as may be evidenced by the Plan and each stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company in accordance with the Plan, and then only to the extent and on the terms and conditions expressly set forth herein and therein.

     17. TERM. Unless sooner terminated by action of the Board, the Plan will terminate on March 26, 2005. No options will be granted under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

     18. DEFINITIONS. For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

            (a)  "Board" means the Board of Directors of the Company.

            (b) "Committee" means the Compensation Committee of the Board, or in the absence of such a committee, shall mean the entire Board.

            (c)  "Common  Stock"  means the Common  Stock  which the  Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

            (d) "Option Period" means the period during which an option may be exercised.

            (e) "Plan" means this Non-Employee Directors Stock Option Plan, as may be amended from time to time.